For Immediate Release:
February 23, 2005

Contact:
Donald L. Correll, President and Chief Executive Officer
William D. Patterson, VP, Treasurer and Chief Financial Officer
Phone:	603-882-5191
Fax:	603-882-4125

Pennichuck Corporation Announces 2004 Earnings

Higher Utility Revenues and Customer Growth Contribute to Earnings Increase

MERRIMACK, NH (February 23, 2005) - Donald L. Correll, President and Chief Executive Officer of Pennichuck Corporation, today announced the Company's consolidated earnings for the year ended December 31, 2004.

Net income for the year was $1.8 million, compared to consolidated net income of $1.2 million in 2003. On a per share basis, basic earnings per share for 2004 were $.76 compared to $.52 for 2003. The earnings increase was due primarily to higher utility revenues. These were attributable to a temporary rate increase approved by the New Hampshire Public Utilities Commission (NHPUC) of 8.9% implemented by Pennichuck Water Works, Inc. for service rendered on and after June 1, 2004; a permanent rate increase of 17.7% approved by the NHPUC and implemented by Pittsfield Aqueduct Company, Inc. in February 2004; and a 1.5% increase in the combined utility customer base for the year.

Mr. Correll said, "2004 was a transitional year for Pennichuck, characterized by solid progress toward our key growth initiatives and continued investments in capital improvements. From that platform, we are moving forward in 2005 with a renewed focus on growing revenues, improving profitability, undertaking major system upgrades, and broadening our customer base through acquisitions and new service contracts. Despite the ongoing distraction and cost of defending against the eminent domain action by the City of Nashua, I believe that our company is enthusiastic and well-positioned to pursue many new business opportunities this year."

During 2004, the Company incurred approximately $1.2 million in expenses relating primarily to the eminent domain action by the City of Nashua and approximately $200,000 relating to the recently settled federal and state investigations. For 2003, those expenses were approximately $235,000 and $650,000, respectively. Additionally during 2003, the Company incurred approximately $230,000 in costs associated with its terminated merger with Philadelphia Suburban Corporation. Excluding the effect of those expenses in 2004 and 2003, consolidated net income was $2.6 million, or $1.08 per share and $2.0 million, or $.84 per share, respectively.

The combined revenues of the Company's three utilities increased to $19.6 million, or an increase of approximately 5.0% from 2003. This increase was due primarily to the rate relief received


during 2004 as well as customer growth within the regions in which the Company serves. Combined net income for the Company's three utilities increased from $1.3 million in 2003 to $1.6 million in 2004.

Contract operations and other activities generated revenues of $1.9 million in 2004 compared to $1.7 million in 2003. The increase in contract revenues reflects the addition of 12 smaller system contracts during 2004 and increased contract fees for work performed under certain operating contracts.

Revenues generated from the Company's real estate activities during 2004 were $1.4 million compared to $949,000 in 2003. Revenues in 2004 included approximately $1.2 million from the sale of a 67-acre parcel of unimproved land.

Pennichuck will conduct a Webcast and conference call for investors at 9 a.m. on Thursday, February 24. The live webcast and webcast replay will be available at www.pennichuck.com. To access the webcast, go to www.pennichuck.com, then click on the Investor Relations page and the webcast section. The domestic call-in number is 1-800-500-0311; international callers should dial 1-719-457-2698. A replay of the webcast will be available after the conclusion of the call and archived on the Company's website.

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in southern and central New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company's real estate operations are involved in the ownership, management and development of real estate in the greater Nashua, New Hampshire area. Pennichuck Corporation's common stock trades on the Nasdaq NMS under the symbol "PNNW". The Company's website is at www.pennichuck.com.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, timing and results of eminent domain proceedings before the NHPUC, and the impact thereof on consolidated business operations; timing and amount of regulated water utility rate relief; changes in general economic conditions, legislation or regulation and accounting factors affecting Pennichuck Corporation's financial condition and results of operations; and, the impact of weather. Investors are encouraged to access Pennichuck Corporation's annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation's forward-looking statements.


Summary of Financial Results
Pennichuck Corporation

	Twelve Months Ended December 31 -

	2004	2003

Total Revenues	$23,045,000	$21,388,000

Net Income	$1,832,000	$1,247,000

Earnings Per Share:
Basic	$.76	$.52
Diluted	$.76	$.52

Average Shares Outstanding:
Basic	2,401,000	2,393,000
Diluted	2,409,000	2,398,000

	Quarter Ended December 31 -

	2004	2003

Total Revenues	$6,598,000	$4,886,000

Net Income (Loss)	$1,061,000	$(313,000)

Earnings (Loss) Per Share:
Basic	$.44	$(.13)
Diluted	$.44	$(.13)

Average Shares Outstanding:
Basic	2,413,000	2,396,000
Diluted	2,422,000	2,396,000
